Exhibit 99.1

One Corporate Center Rye, NY 10580-1422 t: 203.629.9595 Associated-Capital-Group.com

For Immediate Release:	Contact:	Douglas R. Jamieson President & CEO (203) 629-2726 Associated-Capital-Group.com

ASSOCIATED CAPITAL GROUP, INC. Reports Estimated Full Year and Fourth Quarter Results

Rye, New York, January 26, 2018 – Associated Capital Group, Inc. (“AC” or the “Company”) announced today its estimated financial results for the fourth quarter and year ended December 31, 2017.

Diluted EPS for the fourth quarter is expected to be within the range of $0.65 to $0.75 compared to $0.15 for the fourth quarter of 2016. Full year EPS is expected to be within the range of $0.35 to $0.45 compared to $0.41 for 2016.

GAAP book value is expected to be within the range of $38.80 to $39.00 per share at December 31, 2017, up from $36.04 at December 31, 2016. Adjusted economic book value per share (see below) at December 31, 2017 is expected to be within the range of $40.90 to $41.10.

Assets under management at December 31, 2017 increased +21% year-over-year to $1.5 billion.

The fourth quarter 2017 estimated results include an income tax benefit related to the enactment of the Tax Cuts and Jobs Act. This benefit, which is based on reasonable estimates, may require adjustment due to receipt of additional information from investment funds, changes in the Company’s assumptions, and the availability of further guidance and interpretations.

We expect to issue additional information regarding our financial results in early February.

About Associated Capital Group, Inc.

The Company was spun-off from GAMCO Investors, Inc. (“GAMCO”) on November 30, 2015.

The Company operates its investment management business via Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.), its 100% owned subsidiary. GCIA and its wholly-owned subsidiary, Gabelli & Partners, collectively serve as general partners or investment managers to investment funds including limited partnerships, offshore companies and separate accounts. The Company primarily manages assets in equity event-driven strategies, across a range of risk and event arbitrage portfolios and earns management and incentive fees from its advisory activities. Management fees are largely based on a percentage of assets under management. Incentive fees are based on a percentage of the investment returns of certain clients’ portfolios. GCIA is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

The Company operates its institutional research services business through G.research (which does business as Gabelli & Company), an indirect wholly-owned subsidiary of the Company. G.research is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, that provides institutional research services and acts as an underwriter.

The Company also derives investment income/(loss) from proprietary trading of assets awaiting deployment in its operating businesses.

NOTES ON NON-GAAP FINANCIAL MEASURES

Adjusted Economic Book Value

Management believes the analysis of adjusted economic book value (“AEBV”) and AEBV per share, both non-GAAP financial measures, are useful in analyzing the Company’s financial condition during the period in which it builds its core operating business. For GAAP purposes, the outstanding principal amount of a note issued by GAMCO, which was issued to the Company as part of its spin-off from GAMCO (the “GAMCO Note”), is treated as a reduction of equity. As GAMCO makes principal payments, the Company’s total equity will increase. Once the GAMCO Note is fully repaid, the Company’s total equity and AEBV will be the same. AEBV and AEBV per share represent book value and book value per share, respectively, increased by the principal balance of the GAMCO Note.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, and a general downturn in the economy that negatively impacts our operations. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Form 10 and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.